HECHT & STECKMAN, P.C.
                                Attorneys at Law
                         60 East 42nd Street, Suite 5101
                            New York, N.Y. 10165-5101




CHARLES J. HECHT                                           Tel:  (212) 490-3232
LAWRENCE A. STECKMAN                                       Fax:  (212) 490-3263
----------------------
LINDA MANDEL GATES                                   E-Mail:  h-s@ix.netcom.com
(also admitted in New Jersey)
ROSS ROSEN
(also admitted in New Jersey)
JOHN P. SCHWARTZ




                                                      June 4, 1997
Delta Mutual Funds
551 Fifth Avenue, Suite 605
New York, NY  10017

Gentlemen:

         You have requested our opinion in connection with the registration of Delta Mutual Funds, an Ohio business trust (the "Trust"), of an indefinite number of shares of beneficial interest of the Delta Micro Cap Growth Fund of the Trust (the "Shares") authorized by the Trust's Agreement and Declaration of Trust, to be filed with the Securities and Exchange Commission as an exhibit to the Trust's registration statement on form N-1A (File No. 333- 24377), as amended (the "Registration Statement"), under the Securities Act of 1933 and the Investment Company Act of 1940.

         We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Trust, and we have made such inquiries of the officers and representatives of the Trust, as we have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

         In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic) and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to such opinion, we have relied upon the certificates referred to hereinabove. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

Delta Mutual Funds
June 4, 1997
Page 2



         This letter expresses our opinion as to the provisions of the Trust's Agreement and Declaration of Trust and the laws of the State of Ohio applying to business trusts generally, but does not extend to the Ohio, federal or other securities laws.

         Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares, when issued, will have been duly and validly authorized, and, when issued and delivered as described in the Registration Statement, will be fully paid and nonassessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the definition of experts as that term is used in the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Respectfully submitted,

                                   Hecht & Steckman, P.C.


                                   /s/ Charles J. Hecht
                                   By: Charles J. Hecht,
                                       A Principal

CJH/eb/530